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                                                                     EXHIBIT 5.1

                     [Letterhead of Baker & Botts, L.L.P.]

                                                                  August 7, 1997

Houston Industries Incorporated
Houston Industries Plaza
1111 Louisiana
Houston, Texas 77002

Ladies and Gentlemen:

    As set forth in Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") to the Registration Statement on Form S-4 (No. 333-11329) to be filed by Houston Industries Incorporated, a Texas corporation (formerly named Houston Lighting & Power Company and herein called the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 12,868,831 shares (the "Shares") of common stock, without par value, of the Company (the "Common Stock") and associated rights to purchase Series A Preference Stock, without par value, of the Company (the "Rights"), of which 3,556,648 Shares (the "Savings Plan Shares") may be offered and sold from time to time pursuant to the Houston Industries Incorporated Savings Plan (the "HII Savings Plan"), 23,000 Shares may be offered and sold from time to time pursuant to the Minnegasco Employees Retirement Savings Plan (the "Minnegasco Savings Plan"), 570,004 Shares (the "LICP Shares") may be offered and sold from time to time pursuant to the Houston Industries Incorporated Long-Term Incentive Compensation Plan (the "LICP"), 7,999,362 Shares (the "1994 LICP Shares") may be offered and sold from time to time pursuant to the 1994 Houston Industries Incorporated Long-Term Incentive Compensation Plan (the "1994 LICP"), 443,937 Shares (the "Energy LPICP Shares") may be offered and sold from time to time pursuant to the Houston Industries Energy, Inc. Long-Term Project Incentive Compensation Plan (the "Energy LPICP"), 185,380 Shares (the "Stock Benefit Plan Shares") may be offered and sold from time to time pursuant to the Houston Industries Incorporated Stock Benefit Plan (the "Stock Benefit Plan") and 90,500 Shares (the "Outside Director Plan Shares") may be offered and sold from time to time pursuant to the Houston Industries Incorporated Stock Plan for Outside Directors (the "Outside Director Plan"), certain legal matters in connection with the Shares subject to original issuance by the Company and the Rights associated therewith are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Post-Effective Amendment.

    In our capacity as your counsel in the connection referred to above, we have examined the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, the Agreement and Plan of Merger dated as of August 11, 1996, as amended, by and among Houston Industries Incorporated, a Texas corporation ("Old HII"), the Company (formerly a wholly owned subsidiary of Old HII), HI Merger, Inc., a Delaware corporation




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Houston Industries Incorporated             -2-               August 7, 1997


and a direct wholly owned subsidiary of Old HII, and NorAm Energy Corp., a Delaware corporation, and the Amended and Restated Rights Agreement dated as of August 6, 1997 between the Company and Texas Commerce Bank National Association (the "Rights Agreement") and have examined originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

    On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

       1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

       2. When and to the extent originally issued by the Company to the Trustee under the HII Savings Plan from time to time upon purchase by such Trustee and payment therefor in accordance with the terms and provisions of the HII Savings Plan and the related Houston Industries Incorporated Savings Trust, such Savings Plan Shares will be duly authorized, validly issued, fully paid and nonassessable.

       3. In the case of LICP Shares, 1994 LICP Shares and Energy LPICP Shares (collectively, the "Incentive Plan Shares") originally issued by the Company pursuant to the terms of the LICP, the 1994 LICP and the Energy LPICP respectively (collectively, the "Incentive Plans"), following due authorization of a particular award thereunder by a duly constituted and acting committee of the Board of Directors of the Company as provided in and in accordance with the respective Incentive Plan, the Incentive Plan Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Incentive Plan Shares from time to time pursuant to the terms of such award in accordance with the terms and conditions thereof, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors or a duly constituted and acting committee thereof as provided therein, and, in the case of stock options, the exercise thereof and payment for such Incentive Plan Shares as provided therein, such Incentive Plan Shares will be validly issued, fully paid and nonassessable.

       4. The Stock Benefit Plan Shares subject to original issuance by the Company have been duly authorized by all necessary corporate action on the part of the Company, and when and to the extent issued and sold from time to time in accordance with the terms and


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Houston Industries Incorporated        -3-                      August 7, 1997


    conditions of the Stock Benefit Plan and upon payment therefor as provided in the Stock Benefit Plan, such Stock Benefit Plan Shares will be validly issued, fully paid and nonassessable.

       5. The Outside Director Plan Shares subject to original issuance by the Company have been duly authorized by all requisite corporate action on the part of the Company and when and to the extent issued and sold from time to time pursuant to the terms and provisions of the Outside Director Plan as compensation for services provided by directors of the Company as provided therein, such Outside Director Plan Shares will be validly issued, fully paid and unassessable.

       6. The issuance of the Rights associated with the Shares referred to in paragraphs 2 through 5 above has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance from time to time in connection with the issuance of the associated Shares as provided in paragraphs 2 through 5 above and in accordance with the terms of the Rights Agreement, the Rights associated with such Shares will be validly issued.

    The opinion set forth in paragraph 6 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among shareholders.

    This opinion is limited to the original issuance of Shares and Rights by the Company and does not cover shares of Common Stock and related Rights delivered by the Company out of shares and related Rights reacquired by it or purchased other than from the Company by the Trustee under the HII Savings Plan. The Minnegasco Savings Plan does not provide for original issuance of Shares or Rights.

    We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof.

                                         Very truly yours,


                                         Baker & Botts, L.L.P.